EXHIBIT NO. 10.3
SourceForge, Inc.	t: 510.687.7000
46939 Bayside Parkway	f: 510.687.7155
Fremont, CA 94538	www.sourceforge.com

July 8, 2008

Robert M. Neumeister, Jr.
2729 Silver Cloud Drive
Park City, UT 84060

Re:  Interim Employment

Dear Bob:

I am pleased to confirm your commencement of part-time employment, as of June 5, 2008, and your appointment to the regular, part-time position of Interim President and Interim Chief Executive Officer (the “Interim CEO”) at SourceForge, Inc. (“SourceForge” or the “Company”), effective June 10, 2008. As Interim CEO, you report directly to the Company’s Board of Directors (the “Board”). Although this is an interim position, and we anticipate that your term of employment will be six (6) months or less, both you and the Board agree that this is an “at-will” employment relationship that may be terminated by either you or the Company at any time, with or without cause and with or without notice. Similarly, the employment relationship may extend beyond six (6) months by mutual agreement.

Should you formally accept this offer, the Company will provide you the following remuneration for your services as Interim CEO:

•
Monthly Salary: The Company will pay you a monthly salary of Fifty Thousand Dollars ($50,000), less applicable withholdings. Such compensation shall be paid bi-weekly in accordance with normal Company payroll practices commencing June 5, 2008.

•
Discretionary Bonus: The Compensation Committee of the Board (the “Committee”) will evaluate your total compensation package and may, in its complete discretion, determine that it is in the Company’s interest to grant you a discretionary bonus, based upon your accomplishment of certain performance-based objectives as determined by the Committee that may include, but are not limited to: (1) the selection, recruitment, and hiring of a full-time Chief Executive Officer; (2) the retention of key personnel; (3) maintenance of management and employee morale; and (4) continued operation of the Company’s business during the period leading up to the hiring of a full-time Chief Executive Officer. The award of any discretionary bonus should not be construed as conferring upon you any right to continued employment with the Company, or to any future discretionary bonus.

•
Stock Option Plan: The Committee may evaluate your total compensation package and, in its complete discretion, determine that it is in the Company’s interest to grant you certain stock options or other equity awards in connection with your services as Interim CEO. Any grant of stock options or other equity awards will be wholly discretionary in nature, in recognition of performance or anticipated performance, and will not create any obligation on the part of the Company to maintain your employment through any part of the vesting schedule, or to grant additional options or other equity awards in the future.

•
Travel, Living Expenses, and Business Expenses: It is the understanding of the Company that you do not plan to move your family’s primary residence to the San Francisco Bay Area during your employment as Interim CEO. You agree that you will be present at the Company’s Mountain View offices as often as reasonably necessary to fulfill your duties as Interim CEO, but we recognize that you will not be at the Mountain View offices on a full-time basis. During the term of your service as Interim CEO, the Company will reimburse you for your reasonable and documented work related expenses, including, but not limited to: living expenses in the Bay Area during your tenure as Interim CEO (including apartment rental/executive extended stay housing costs); airfare for your travel between the Company’s Mountain View offices and your permanent residence; and a rental car for such periods that you are working in the Company’s Mountain View offices. To the extent that such reimbursed expenses are taxable to you and are not a “working condition fringe" under Section 132(d) of the Internal Revenue Code of 1986, as amended, the Company agrees to “gross up” such taxable reimbursements in an amount that, after payment of all federal, state and local taxes by you (excluding, however, any tax penalties or excise taxes not attributable to a Company failure or mistake by omission to act), such reimbursements will be provided to you on a tax-neutral basis.

You should note that that Company may modify salaries and benefits from time to time as it deems necessary.

Employee Benefits

As Interim CEO, you are classified as a part-time employee, regularly scheduled to work less than thirty (30) hours per week. As a part-time employee, with the exception of legally mandated benefits (such as Social Security and workers’ compensation insurance), you will not be eligible to receive the Company’s normal employee benefits package, which include health insurance, dental insurance, and a 401(k) retirement plan. You will receive up to three weeks (15 working days) of paid time off (“PTO”) per year accrued bi-weekly on the basis of your length of employment from your date of hire.

At-Will Employment

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

Additional Requirements

At the commencement of your employment, you were required to sign SourceForge’s policy documents on a variety of topics, including confidentiality, conflict of interest, business conduct, and ethics.

The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States. We are in receipt of Part A of the Eligibility Verification Form (INS form I-9), which you provided along with the required documentation to the Company when you reported for work on your first day.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

At SourceForge we depend on the commitment, enthusiasm, and skills of our team members to lead the Company’s growth. Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can. We therefore expect you to play a key role in the growth and success of our business. I look forward to having you on the team and to working with you to carry out the vision and mission of SourceForge.

Entire Agreement

This letter, along with the policy documents referenced herein, any indemnification agreement between you and the Company entered into in connection herewith, and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and a member of the Board, with the concurrence of the full Committee.

Effectiveness of Offer

This offer of employment will terminate if it is not accepted, signed, and returned within five (5) days. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. Please return the signed original to my attention by both fax (650-425-3788) and mail.

Please feel free to contact me directly should you have any questions. We look forward to your favorable reply and to working with you at SourceForge, Inc.
Sincerely,

SOURCEFORGE, INC.

//s// David Wright
David Wright
Member, Board of Directors

ACCEPTANCE AND ACKNOWLEDGMENT

I, Robert M. Neumeister, hereby fully accept the offer of interim employment at SourceForge, Inc. (“SourceForge” or the “Company”) as the Company’s Interim President and Interim Chief Executive Officer (“Interim CEO”), as set forth in this offer letter (“Offer Letter”).

//s// Robert M. Neumeister, Jr.
Robert M. Neumeister, Jr.
Signature Date: July 8, 2008
Start Date: June 5, 2008